Exhibit 99.1

                         VaxGen Announces Results of its
             Phase III HIV Vaccine Trial in Thailand: Vaccine Fails
                                to Meet Endpoints

      BRISBANE, Calif. - November 12, 2003 - VaxGen, Inc. (Nasdaq: VXGN) today announced preliminary results from its randomized, double-blind, placebo-controlled Phase III clinical trial in Thailand to evaluate AIDSVAX B/E, an investigational vaccine (rgp 120) for the prevention of HIV infection.

      The vaccine candidate did not show efficacy for either the primary or secondary endpoints. The primary endpoint for the trial was the prevention of infection by HIV, the virus that causes AIDS. The secondary endpoints concerned whether vaccination slowed the progression of disease among those who received the vaccine but later became infected with HIV. The vaccine candidate appeared to be well tolerated with no serious adverse events related to the vaccine. The vaccine cannot cause HIV infection.

      The trial was well conducted in accordance with international good clinical practices. Extensive education and risk-reduction counseling were provided during the trial. Data indicate that study volunteers reported marked reductions in behaviors, including sharing of needles, associated with HIV infection.

      "This trial was conducted according to the highest international clinical standards, and is one of many examples of Thailand's long-standing commitment to HIV vaccine development," said Kachit Choopanya, M.D., the trial's principal investigator. "With the help of the trial volunteers and national and international collaborators, Thailand has strengthened its research capacity and acquired valuable expertise with which to carry on clinical research."

      The trial results were analyzed by scientists from the Bangkok Vaccine Evaluation Group (BVEG), the U.S. Centers for Disease Control and Prevention
(CDC), the Statistical Center for HIV/AIDS Research and Prevention (SCHARP) of the Fred Hutchinson Cancer Research Center, and VaxGen.

      "The outcome of this trial is one more reminder of how difficult it is to combat HIV and how important it is for the international public health community to redouble the effort to develop an effective vaccine," said Donald P. Francis, M.D., D.Sc., VaxGen's president. "Although we are disappointed with the outcome, VaxGen and our Thai collaborators have created a model that can be used around the world for advanced clinical research of an HIV vaccine."

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      About the Phase III Clinical Trial of AIDSVAX B/E

      The trial was designed to evaluate the safety and efficacy of AIDSVAX B/E, primarily against the blood-borne transmission of HIV subtype E and one strain of HIV subtype B. The study volunteers were 2,546 injecting drug users in Bangkok, Thailand. During the 36-month trial, a total of seven injections were administered at months 0, 1, 6, 12, 18, 24 and 30. The ratio of vaccine to placebo recipients was 1:1.

      During the trial, 105 volunteers who received placebo became infected with HIV; 106 volunteers who received at least one injection of AIDSVAX B/E became infected. The annualized infection rate in placebo and vaccine recipients was 3.1%.

      The trial was conducted at 17 clinical sites in the greater Bangkok Metropolitan Area. Trial volunteers received education and counseling every six months to avoid behavior that could lead to HIV infection and were advised to assume that they may have received a placebo or that the vaccine might be ineffective.

      "This was an international effort that brought together the public and private sectors to focus on a common cause," Kachit said. "We owe a special debt to the people who stepped forward to volunteer for this trial. More than 90% of the volunteers completed their full three-year commitment to the study, and their dedication should serve as an inspiration for others to volunteer for HIV vaccine studies."

      The trial design was reviewed by the Thailand Food and Drug Administration, the Thailand Ministry of Public Health (MOPH), the Thailand National AIDS Subcommittee on AIDS Vaccines, the Bangkok Metropolitan Administration Ethical Review Committee, the Committee on Human Rights Related to Human Experimentation, Mahidol University, the UNAIDS Vaccine Advisory Committee, the U.S. FDA and its Vaccine Advisory Committee, and the Institutional Review Board of the CDC. The study was primarily funded and overseen by VaxGen and administered by BVEG, a partnership among the Bangkok Metropolitan Administration, Mahidol University, the Thailand MOPH-U.S. CDC Collaboration and VaxGen.

      About VaxGen

      Based in Brisbane, Calif., VaxGen is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of serious human infectious disease, including anthrax and smallpox. For more information, please visit the company's website at www.vaxgen.com.

      Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding VaxGen's plans regarding the future development of any HIV vaccines. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 18, 2003, under the heading "Risk Factors", and the company's Annual Report on Form 10-K, filed with

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the Securities and Exchange Commission on March 31, 2003, under the heading
"Business", for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

      Contact:
      Lance Ignon
      Vice President
      Corporate Communications
      (650) 624-1041